UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 8, 2025

FAIR ISAAC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-11689	94-1499887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 West Mendenhall, Suite 105 Bozeman, Montana	59715
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 406-982-7276

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	FICO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Third Amended and Restated Credit Agreement

On May 13, 2025, Fair Isaac Corporation (the “Company”) entered into a Third Amended and Restated Credit Agreement among the Company, the lenders party thereto, Wells Fargo Bank National Association (“Wells Fargo”), as administrative agent, and Wells Fargo Securities, LLC and BofA Securities, Inc., as Global Coordinators, Joint Lead Arrangers and Joint Bookrunners (the “Credit Agreement”), which refinances its existing unsecured revolving credit facility and unsecured term loans with a $1.0 billion unsecured revolving credit facility (the “Credit Facility”).

The Credit Facility has a five-year term and may be used for working capital and general corporate purposes and may also be used for the refinancing of existing debt, acquisitions, and the repurchase of our common stock. Interest rates on amounts borrowed under the Credit Facility are based on (i) an adjusted base rate, which is the greatest of (a) the prime rate, (b) the federal funds rate plus 0.5% and (c) Daily Simple SOFR plus 1%, plus, in each case, an applicable margin, (ii) Daily Simple SOFR plus an applicable margin (or, if such rate is no longer available, a successor benchmark rate to be determined in accordance with the terms of the Credit Agreement), or (iii) term SOFR (without a credit spread adjustment) plus an applicable margin (or, if such rate is no longer available, a successor benchmark rate to be determined in accordance with the terms of the Credit Agreement). The applicable margin for base rate borrowings and for SOFR borrowings are determined based on our consolidated leverage ratio. The applicable margin for base rate borrowings range from 0% to 0.75% per annum and for SOFR borrowings range from 1% to 1.75% per annum. The Company is restricted in its borrowings and in general under the Credit Agreement by a financial covenant requiring a consolidated leverage ratio of no greater than 3.5 to 1.00, subject to a step up to 4.00 to 1.00 following certain permitted acquisitions if certain conditions are met. The Credit Agreement contains certain other restrictive covenants typical of an unsecured credit facility. The Credit Agreement also includes customary default provisions, including change of control of the Company or the Company’s default on other debt exceeding $100 million. If an event of default occurs, the applicable interest rate may be increased by 2% and all outstanding obligations may become immediately due and payable. The Credit Agreement permits the Company to, subject to certain conditions, increase the Credit Facility and/or borrow one or more incremental term loans in an aggregate principal amount not to exceed the greater of (a) 100% of EBITDA for the most recently ended four consecutive fiscal quarter period for which financial statements have been delivered under the Credit Agreement and (b) an amount which, after giving pro forma effect to the incurrence of such increase (assuming such increase is funded on the effective date thereof and after giving effect to any permanent repayment of indebtedness in connection therewith) would not cause the consolidated leverage ratio to exceed a ratio of 0.50 to 1.00 below the applicable maximum consolidated leverage ratio then in effect under the Credit Agreement.

Wells Fargo and the other lenders party to the Credit Agreement may have performed and may continue to perform commercial banking and financial services for the Company and its subsidiaries for which they have received and will continue to receive customary fees.

Offering of Senior Notes

On May 13, 2025, the Company closed its previously announced private offering to eligible purchasers of $1.5 billion aggregate principal amount of 6.000% Senior Notes due 2033 (the “Notes”). The Notes were issued pursuant to the Indenture dated as of May 13, 2025 (the “Indenture”), by and between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

The Company intends to use the net proceeds from the offering of the Notes to repay certain indebtedness outstanding under its existing unsecured revolving credit facility and unsecured term loans, to pay related fees and expenses, and for general corporate purposes.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes. Any offers of the Notes were made only by means of a private offering memorandum. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act. The Notes were sold to “qualified institutional buyers” as defined in Rule 144A under the Securities Act and to non-U.S. persons outside the United States under Regulation S under the Securities Act.

Indenture

The Notes are the senior unsecured obligations of the Company. As of May 13, 2025, none of the Company’s subsidiaries will be guarantors and the Notes will not be guaranteed. The Notes will be guaranteed, jointly and severally, on a senior unsecured basis by each of the Company’s future significant domestic subsidiaries (as defined in the Indenture).

The Company will pay interest on the Notes semi-annually on May 15 and November 15. Interest on the Notes will accrue from May 13, 2025 at a rate of 6.000% per annum, and the first interest payment date for the Notes will be November 15, 2025. The Notes will mature on May 15, 2033. The Company may redeem some or all of the Notes at any time prior to May 15, 2028, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus a make-whole premium and accrued and unpaid interest on the Notes to the redemption date. Prior to May 15, 2028, the Company may also redeem up to 40% of the Notes with the net proceeds from certain equity offerings at a redemption price of 106.000% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to the redemption date. Thereafter, the Company may redeem the Notes in whole or in part at a redemption price equal to the percentage of the principal amount as set forth in the Indenture.

The Indenture contains covenants that limit the ability of the Company and its subsidiaries to, under certain circumstances, (i) enter into sale/leaseback transactions, (ii) sell all, or substantially all, of its assets, (iii) create or permit to exist liens on its assets, (iv) incur debt at subsidiaries or (v) effect a consolidation or merger. These covenants are subject to important exceptions and qualifications.

Upon the occurrence of specific change of control events that result in the rating of the Notes being below an investment grade rating by at least one of the rating agencies, as described in the Indenture, each noteholder will have the right to require the Company to make an offer to repurchase the Notes at 101% of the principal amount, plus accrued and unpaid interest to, but excluding, the date of repurchase.

The Indenture provides for certain events of default, including, among other things, (i) failure to pay interest on any Note when due and payable if such failure continues for 30 days; (ii) failure to pay any principal of, or premium, if any, on, any Note when due and payable at maturity, upon any redemption, required repurchase, upon declaration of acceleration or otherwise; (iii) failure by the Company to comply with its obligations under the Indenture with respect to consolidation with or merger with or into, or sale, transfer or lease of all or substantially all of the Company’s properties and assets to, another person; (iv) the failure by the Company or any future guarantor to comply for 45 days after notice with any of its obligations in the Indenture with respect to certain change of control events, limitations on liens, limitations on sale/leaseback transactions, limitations on subsidiary debt and addition of future guarantors; (v) the failure to comply with the other obligations or agreements in the Notes or the Indenture for a period of 60 days after written notice of noncompliance has been received by the Company; (vi) failure to pay debt of the Company or any guarantor or significant subsidiary within any applicable grace period after final maturity or acceleration thereof if such amount exceeds $100.0 million; (vii) certain events of bankruptcy, insolvency or reorganization; (viii) any final judgment or decree for the payment of money that is not covered by enforceable insurance policies in excess of $100.0 million is entered against the Company or any guarantor or significant subsidiary that remains outstanding for a period of 60 consecutive days after becoming final and is not discharged, waived or stayed within 30 days after notice; or (ix) a future guarantee ceases to be in full force and effect or a guarantor denies or disaffirms its obligations under its guarantee. The events of default are subject to important exceptions and qualifications, as set forth in the Indenture.

The above description of the Indenture and the Notes is a summary only and is qualified in its entirety by reference to the Indenture, and the form of Notes included therein, which are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On May 8, 2025, the Company issued a press release announcing the pricing of the offering of the Notes. In accordance with Rule 135(c) of the Securities Act, a copy of this press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K. Accordingly, this notice is not intended to and does not constitute an offer to sell nor a solicitation for an offer to purchase any securities of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

4.1	Indenture dated as of May 13, 2025, by and between the Company and U.S. Bank Trust Company, National Association, as trustee.

4.2	Form of the Company’s 6.000% Senior Notes due 2033 (included in Exhibit 4.1 hereto).

10.1	Third Amended and Restated Credit Agreement among the Company, the lenders party thereto, Wells Fargo Bank National Association, Wells Fargo Securities, LLC and BofA Securities, Inc., dated May 13, 2025.

99.1	Press Release dated May 8, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION

By	/s/ Steven P. Weber
Steven P. Weber
Executive Vice President and Chief Financial Officer

Date: May 13, 2025